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                                                                     EXHIBIT 3.2


                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

     The Limited, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY that the following amendment to Section 1 of Article FOURTH of its certificate of incorporation has been duly adopted in accordance with the provisions of Section 242 of the GCL and amends such Section 1 in its entirety to read as follows:

          "Section 1. Capital Stock. The Corporation shall be authorized to
                      -------------
     issue two classes of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is Five Hundred Ten Million (510,000,000); the total number of shares of Preferred Stock shall be Ten Million (10,000,000) and each such share shall have a par value of One Dollar ($1.00); and the total number of shares of Common Stock shall be Five Hundred Million (500,000,000) and each such share shall have a par value of Fifty Cents ($.50)."

     IN WITNESS WHEREOF, The Limited, Inc. has caused this certificate to be signed by Leslie H. Wexner, its Chairman of the Board, and attested by Robert H. Morosky, its Assistant Secretary, this 19th day of May, 1986.

                                        THE LIMITED, INC.


                                        By /s/ Leslie H. Wexner
                                          --------------------------------------
                                          Leslie H. Wexner, Chairman of the
                                          Board

ATTEST:

/s/ Robert H. Morosky
---------------------------------
Robert H. Morosky
Assistant Secretary